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Exhibit 99.1



The SEC Commission
Washington, D.C.


To The SEC Commission:

Arthur Andersen LLP has represented to Universal Display that its audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.





/s/Sidney D. Rosenblatt
Chief Financial Officer